EXHIBIT 10(cp)


                                Addendum No. 1

                                    to the

                    45% Quota Share Reinsurance Agreement
                         Effective:  October 1, 2003

                                  issued to

              Old American County Mutual Fire Insurance Company
                                Dallas, Texas
                  (hereinafter referred to as the "Company")



 It is Hereby Agreed, effective October 1, 2003, that Article 1.1 - RECITALS shall be deleted and the following substituted therefore:

 "1.1 The Company and Reinsurer hereby wish to enter into a reinsurance arrangement through which the Company is to bear no business, credit or insurance risk whatsoever, except for (a) the risk of the Reinsurer's insolvency and (b) the risk of ECO and/or XPL exceeding the limits provided in Article 20. Further, the Reinsurer shall be liable for any business or credit risk or insurance risk incurred under the Corresponding Agreement. The Reinsurer shall hold the Company fully harmless and indemnify it for these and all risks arising as per the above."

 It is Further Agreed, effective October 1, 2003 that Article 2 - DEFINITIONS shall be deleted in its entirety and the following substituted therefore:

 "2.1 "Policies" is defined as all policies, endorsements, certificates, contracts, agreements and binders of insurance issued or renewed on or after the effective date of this Agreement on behalf of the Company.

 2.2 "Net Written Premium" is defined as the gross written premium on all original and renewal Policies written by the Company including policy fees, less return premium and cancellations.

 2.3 "Loss in Excess of Policy Limits" (XPL) is defined as any amount which the Company pays or would have been contractually held liable to pay had it not been for the limit of the original Policy.

 2.4 "Extra Contractual Obligation"(ECO) is defined as those liabilities not covered under any other provision of this Agreement which arise from the handling of any claim on business covered hereunder, because of, but not limited to, failure by the Company to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action. The date on which any ECO is incurred by the Company shall be deemed, in all circumstances, to be the date of the original disaster and/or casualty.

 2.5 "Loss Adjustment Expense" shall mean expenditures by the Company that are not part of the indemnity under the original policy (i.e. which do not contribute to exhaustion of the original policy limit), made in connection with the disposition of a claim, loss or legal proceeding (including investigation, negotiation, cost of bonds, court costs, statutory penalties, prejudgment interest or delayed damages, and interest on any judgment or award and legal expenses of litigation) and the Company's defense costs and legal expenses incurred in direct connection with legal actions (including, but not limited to, Declaratory Judgment actions) brought to determine the Company's defense and/or indemnification obligations that are allocable only to Policies and claims under Policies subject to this Agreement. Any Declaratory Judgment action expenses shall be deemed to have been fully incurred on the same date as the original loss (if any) giving rise to the action. Nonetheless, loss adjustment expense including legal expense shall be 10% of earned premium and included in the monthly account.

 2.6 "Prejudgment Interest" or "Delayed Damages" shall mean interest or damages added to a settlement, verdict, award or judgment based on the amount of time prior to the settlement, verdict, award or judgment whether or not made part of the settlement, verdict, award or judgment.

 2.7 "Underwriting Year" as used herein shall mean the period October 1, 2003 to September 30, 2004, both days inclusive, and each subsequent 12-month period (or portion thereof) shall be a separate underwriting year. All premiums and losses from policies allocated to an underwriting year shall be credited or charged, respectively, to such underwriting year, regardless of the date said premiums earn or such losses occur. It is understood that a policy will be allocated to the underwriting year, which is in effect as of:

    1. As respects all new policies, the effective date of such policies;

    2. As respects renewals of one year or less term policies, the renewal date of such policies.

 Such policies shall remain in the same underwriting year, as originally allocated, until the next renewal date or premium anniversary date, at which time such policies shall be reallocated to the underwriting year in effect as of such date as provided in subparagraphs 2 above. The term of any policy issued with respect to business covered hereunder shall not exceed
 12 months."

 It is Further Agreed, effective October 1, 2003 that Article 3.3 and 3.4 - BUSINESS REINSURED shall be deleted and the following substituted therefore:

 "3.3 All reinsurance under this Agreement shall be subject to the same rates, terms, conditions and waivers, and to the same modifications and alterations as the respective Policies of the Company.

 3.4 It is warranted the Net Written Premium shall not exceed $75,000,000 (45% of $75,000,000 = $33,750,000 subject written premium) for the October 1, 2003 to September 30, 2004 underwriting year. However, at any time during the underwriting year the Company and the Reinsurer may amend such maximum Net Written Premium amount by mutual agreement. In addition, the Reinsurer shall be liable for any written premium amount above 55% of $75,000,000 = $ 41,250,000 in the Corresponding Agreement.

 Notwithstanding the provisions of the paragraph above, in the event the Company's Net Written Premium exceeds $75,000,000, the cession percentage hereunder, as respects that underwriting year, shall be reduced to the proportion that $75,000,000 bears to the Company's Net Written Premium for that underwriting year. In the event of a reduction of the cession percentage for any underwriting year under the provisions of this paragraph, the premiums and losses paid hereunder for that underwriting year shall be adjusted retroactively to the beginning of the year."

 It is Further Agreed, effective October 1, 2003 that Article 7 - LOSS AND LOSS ADJUSTMENT EXPENSE shall be deleted in its entirety and the following substituted therefore:

 "7.1 All loss settlements, judgments and all interest on said judgments, including losses in excess of policy limits (XPL) and extra contractual obligations (ECO) made by the Company or the Company's designee under the terms of this Agreement, whether under strict policy conditions or by way of compromise, shall be unconditionally binding upon the Reinsurer. The Reinsurer shall be credited with all salvage or recoveries by the Company on business reinsured hereunder.

 7.2 The Reinsurer shall be liable for an amount of loss adjustment expense equal to 10.0% of the premiums earned under this Agreement (as defined in Article 2 - Definitions).

 7.3 Claims handling shall be accomplished by the Managing General Agent or its designated representative ("Claims Agent") pursuant to the Managing General Agency Agreement and whose designation is subject to the Company's continuing approval and shall not be inconsistent with the terms and conditions of this Agreement. Payment of claims handling fees to the designated representative (if any) shall be made by the Reinsurer.

 7.4 It is further agreed, that if the Reinsurer's share of any loss is equal to or greater than $100,000, the Reinsurer will pay its share of said loss as promptly as possible after receipt of reasonable evidence of the amount paid by the Company."

 It is Further Agreed, effective October 1, 2003 that Article 8 - REPORTS AND REMITTANCES shall be deleted in its entirety and the following substituted therefore:

 "8.1 Within thirty-five (45) days after the end of each calendar month, the Company shall report to the Reinsurer the following:

  a.  Ceded Net Written Premium for the month;
  b.  Ceded premiums earned for the month;
  c.  Provisional ceding commission on b above;
  d. Ceded losses paid during the month (net of any recoveries during the month for cash calls);
  e.  Salvage, subrogation or other recoveries on losses;
  f. 10.0% of (b), representing the Reinsurer's share of loss adjustment which includes legal expense;
  g.  Ceded unearned premium at the end of the month;
  h. Ceded outstanding losses and loss adjustment expense reserves at the end of the month.

 8.2   Balances due under this Agreement will be equal to (b) less (c) less
 (d) plus (e) less (f). Any positive balances shown to be due the Reinsurer shall be remitted by the General Agent within 60 days. Any negative balance shown to be due the General Agent shall be remitted by the Reinsurer as promptly as possible after receipt and verification of the General Agent's report, not to exceed 15 days from receipt of the General Agent's report.

 Notwithstanding the foregoing, in the event the Reinsurer terminates this Agreement reports shall be due within 15 days after the end of the month and remittances shall be due within 30 days after the end of the month."

 It is Further Agreed, effective October 1, 2003 that Article 9.4 and 9.8 - CEDING COMMISSION, FRONTING FEES, PREMIUM TAXES AND SLIDING SCALE COMMISSION shall be deleted and the following substituted therefore:

 "9.4 The provisional commission allowed the Company shall be adjusted periodically in accordance with the provisions set forth herein. The first adjustment period shall be from the effective date of this Agreement through September 30, 2004, and each subsequent 12 month period shall be a separate adjustment period. However, if this Agreement is terminated, the final adjustment period shall be from the beginning of the then current adjustment period through the effective date of termination.

 9.8 "Losses incurred" as used herein shall mean ceded losses paid as of the effective date of calculation, plus the 10.0% allowance for loss adjustment expense, plus the ceded reserves for losses outstanding as of the same date, plus the debit or minus the credit from the preceding adjustment period, it being understood and agreed that all losses and related loss adjustment expense under policies with effective or renewal dates during an adjustment period shall be charged to that adjustment period, regardless of the date said losses actually occur, unless this Agreement is terminated on a "cutoff" basis, in which event the Reinsurer shall have no liability for losses occurring after the effective date of termination."

 It is Further Agreed, effective October 1, 2003 that Article 20.1 - LOSS IN EXCESS OF POLICY LIMITS/EXTRA CONTRACUTAL OBLIGATIONS shall be deleted and the following substituted therefore:

 "20.1 This Agreement shall protect the Company for forty-five percent (10045%) of any loss in excess of Policy limits (XPL) and/or forty-five percent (10045%) of the extra contractual obligations (ECO) and shall be deemed to be a loss under the Policy involved and shall be subject to this Agreement. However, any amount in excess of a $1,000,000 ECO and/or XPL loss the Reinsurer will retain 100% of such amount in excess of $1,000,000 subject to a limit of liability to the Reinsurer of $9,000,000 any one occurrence.the maximum ECO/XPL loss the Reinsurer shall be liable for is subject to $9,450,000 for any one risk. Further, any amount in excess of a $10,000,000 ECO and/or XPL loss the Company will retain 100%."

 It is Further Agreed, effective October 1, 2003 that the SCHEDULE OF BUSINESS attached to this agreement shall be deleted and the following substituted therefore:

                            "SCHEDULE OF BUSINESS

 The Company, the Reinsurer and the Managing General Agent agree that the Managing General Agent has the authority to accept, on forms approved by the Company, any Policy, endorsement, binder, certificate, or proposal for insurance. The Managing General Agent's authority is limited by this Schedule of Business.

   Overall:
           Projected premium volume           $40,000,000
           Territory                          Texas only
           Maximum policy term                Twelve months

   Lines of business and maximum limits of liability

                Coverage                           Maximum Limits
           Bodily Injury Liability            $  25,027 each person
                                              $  50,027 each accident
           Property Damage Liability          $  25,027 each accident

           Uninsured/Underinsured Motorists
              Bodily Injury                   $  25,027 each person
                                              $  50,027 each accident
              Property Damage                 $  25,027 each accident

           Personal Injury Protection         $   2,527 each person

           Medical payments                   $     527 each person

           Physical Damage                    $  50,000 each automobile


 This Agreement does not apply to and specifically excludes the following:

  a.  Any business not produced by AMERICAN HALLMARK GENERAL AGENCY, INC., or

  b. Any business not classified as private passenger automobile liability or physical damage, or

  c. Exclusions specified within the Quota Share Reinsurance Agreement Number HFS-03-001."


 The provisions of this agreement shall otherwise remain unchanged.

 In Witness Whereof, the Company by its duly authorized representative has executed this Addendum No. 1 as of the date undermentioned at:

 Dallas, Texas,this ______ day of ___________________ in the year ________.

                 __________________________________________________________

                 OLD AMERICAN COUNTY MUTUAL FIRE INSURANCE COMPANY

 Dallas, Texas,this ______ day of ___________________ in the year ________.

                 __________________________________________________________

                 AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS